As filed with the Securities and Exchange Commission on September 6, 2005.
Registration No. 333-_________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KING PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Tennessee	54-1684963
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
501 Fifth Street
Bristol, Tennessee 37620
(Address of Principal Executive Offices including zip code)
KING PHARMACEUTICALS, INC. INCENTIVE PLAN
(Full title of the plan)

Brian A. Markison
President and Chief Executive Officer
King Pharmaceuticals, Inc.
501 Fifth Street
Bristol, Tennessee 37620
(423) 989-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Jonathan L. Kravetz, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111
(617) 542-6000
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering	aggregate offering	Amount of
to be registered	registered	price per share (1)	price(1)	registration fee
Common stock, no par value	30,000,000 shares	$14.76	$442,800,000	$52,117.56
Rights to purchase preferred stock	(2)	(2)	(2)	None

(1)	Estimated solely for the purpose of calculating the registration fee and, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices of such common stock as reported on the New York Stock Exchange on September 2, 2005 . The maximum number of shares which may be sold upon the exercise of options or issuance of stock awards granted under the Plan may be subject to adjustment in accordance with certain anti-dilution and other provisions of the Plan. Accordingly, pursuant to Rule 416 under the Securities Act, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such anti-dilution and other provisions.

(2)	No separate consideration will be received for the Rights.

PART I
PART II
SIGNATURES
POWER OF ATTORNEY
EX-5.1 OPINION
EX-23.1 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to the participants in the plan as specified under Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being, filed by King Pharmaceuticals, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents By Reference.
     The Company has filed the following documents with the Commission and incorporates them herein by reference:
1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 21, 2005.

2.	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed with the Commission on May 10, 2005.

3.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed with the Commission on August 9, 2005.

4.	The Company’s Current Reports on Form 8-K filed with the Commission on March 1, March 21, April 12 (with respect to the disclosure under Item 1.01 only), May 27, and June 6, 2005.

5.	The description of the Company’s Common Stock contained in the registration statement on Form 8-A, as filed with the Commission on May 12, 2000, as amended.

6.	The description of the Company’s Preferred Stock Purchase Rights, issued under the Rights Agreement by and between the Company and American Stock Transfer and Trust Company, as Rights Agent, dated as of July 23, 2004, contained in the registration statement on Form 8-A/A filed with the Commission on July 26, 2004.
     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such reports and documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
     The Company will provide, without charge, to each plan participant a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, upon written or oral request. Further, we will provide plan participants, without charge, upon written or oral request, other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Written requests should be directed to King Pharmaceuticals, Inc., Attn: Human Resources, 501 Fifth Street, Bristol, Tennessee, 37620. Telephone requests may be directed to Human Resources at (423) 989-8000.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Tennessee Business Corporation Act (the “Act”) provides financial protection by the Company for its directors, officers and employees against liabilities and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by them in proceedings arising out of their position with the Company.
     Under the Act’s permissive indemnification provisions, a corporation has the authority to indemnify a director against liability incurred in a proceeding if the director conducted himself in good faith and in a manner he reasonably believed to be in the corporation’s best interests. In the case of criminal proceedings, the director must have no reasonable cause to believe his conduct was unlawful. Permissive indemnification is allowed even if the director is not wholly successful in the proceeding. Indemnification is, however, prohibited in derivative actions in which the director is adjudged liable and in situations in which the director is found liable on the basis that a personal benefit was improperly received by him. The Act also provides that unless limited by its charter, a corporation must indemnify a director who is wholly successful on the merits or otherwise in the defense of a proceeding against reasonable expenses incurred in connection with the proceeding. In addition to providing indemnification for liabilities for which the director is held liable, the Act also provides that a corporation may advance expenses incurred by a director if the director can furnish a written statement of his good faith belief that he acted in an appropriate manner and undertakes to repay the amount advanced if it is ultimately determined that he was not entitled to indemnification.
     The Act contains provisions extending indemnification to officers, employees and agents of a corporation. The Act states that a corporation may also indemnify and advance expenses to an officer, employee or agent who is not a director to the extent consistent with public policy, that may be provided by its charter, bylaws, general or specific action of its board of directors or contract.
     The Company’s Charter and Bylaws provide for indemnification of directors, officers, employees and agents to the fullest extent allowed for by Tennessee law.
     The Company also maintains liability insurance for directors and officers, as authorized by the Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Second Amended and Restated Charter of King Pharmaceuticals, Inc. (previously filed as Exhibit 3.1(a) to the Company’s Registration Statement No. 333-38753 on Form S-1 filed with the Commission on October 24, 1997, and incorporated herein by reference).

4.2
Amended and Restated Bylaws of King Pharmaceuticals, Inc. (previously filed as Exhibit 3.2(a) to the Company’s Registration Statement No. 333-38753 on Form S-1 filed with the Commission on October 24, 1997, and incorporated herein by reference).

4.3
King Pharmaceuticals, Inc.’s Incentive Plan (previously filed as Appendix B to the Company’s Definitive Proxy Statement, dated April 28, 2005, relating to its 2005 annual meeting of shareholders, and incorporated herein by reference).

4.4	Rights Agreement (previously filed as Exhibit 99.1 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004, and incorporated herein by reference).

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. as to the legality of the shares being registered.

23.1	Consent of PricewaterhouseCoopers, LLP.

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1 to the Registration Statement.).

24.1	Power of Attorney (included with signatures).
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes :
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed what was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that sections (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in this registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, State of Tennessee, on this 6th day of September 2005.

KING PHARMACEUTICALS, INC.
By:	/s/ Brian A. Markison
Brian A. Markison
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS that the undersigned officers and directors of King Pharmaceuticals, Inc., a Tennessee corporation, hereby constitute and appoint Brian A. Markison and Ted G. Wood the true and lawful agents and attorneys-in-fact, with all power of substitution and resubstitution, to sign for the undersigned, in their respective names as officers and directors of the Corporation, one or more registration statements on Form S-8 (or other appropriate form) to be filed with the Securities and Exchange Commission, Washington, D.C., under the Securities Act of 1933, as amended, and any amendment or supplement to such registration statement, relating to the King Pharmaceuticals, Inc. Incentive Plan; hereby ratifying and confirming all acts taken by such agent and attorney-in-fact as herein authorized.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, and as of the date first written above.

Signature	Title

/s/ Brian A. Markison Brian A. Markison	President, Chief Executive Officer and Director (principal executive officer)
/s/ Joseph Squicciarino Joseph Squicciarino	Chief Financial Officer (principal financial officer)
/s/ Ted G. Wood Ted G. Wood	Non-Executive Chairman of the Board, Director
/s/ Earnest W. Deavenport, Jr. Earnest W. Deavenport, Jr.	Director
/s/ Elizabeth M. Greetham Elizabeth M. Greetham	Director
/s/ Gregory D. Jordan Gregory D. Jordan	Director
/s/ R. Charles Moyer R. Charles Moyer	Director
/s/ Philip M. Pfeffer Philip M. Pfeffer	Director
/s/ D. Greg Rooker D. Greg Rooker	Director